EXHIBIT 23.3

DeGolyer and MacNaughton
5001 Spring Valley Road Suite 800 East
Dallas, Texas 75244

May 5, 2021

EOG Resources, Inc.
1111 Bagby, Sky Lobby 2
Houston, Texas 77002
Ladies and Gentlemen:
In connection with the Post Effective Amendments to Registration Statements on Form S-8 (the Amendments), to be filed with the United States Securities and Exchange Commission (SEC) on or about May 7, 2021 (with respect to the EOG Resources, Inc. 2021 Omnibus Equity Compensation Plan and Amended and Restated EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan), we hereby consent to the inclusion in said Amendments of the references to our firm and to the opinions as described below delivered to EOG Resources, Inc. (EOG) regarding our comparison of estimates prepared by us with those provided to us by EOG of the proved oil, condensate, natural gas liquids, and gas reserves of certain selected properties in which EOG has represented it holds an interest. The opinions are contained in our reports of third party dated January 25, 2019, January 24, 2020, and January 26, 2021, with respect to the reserves estimates as of December 31, 2018, December 31, 2019, and December 31, 2020, respectively. The opinions are referred to in the section “Supplemental Information to Consolidated Financial Statements – Oil and Gas Producing Activities” in EOG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 25, 2021.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716